Exhibit 99.1

FOR IMMEDIATE RELEASE

EAGLE CAPITAL GROWTH FUND ELECTS NEW DIRECTOR JASON W. ALLEN, AND BIDS FAREWELL TO RETIRING DIRECTOR PEGGY L. SCHMELTZ

MILWAUKEE, WI (April 15, 2021)--- Eagle Capital Growth Fund, Inc. (“Fund”) (NYSE American: GRF) announced that the Board, at its Board meeting today, elected Jason W. Allen as a Director.   Jason is a partner with Foley & Lardner LLP (an international law firm) in its Milwaukee office.

Mr. Allen is a corporate lawyer with specialties in mergers & acquisitions and capital markets transactions, including project financing (particularly in the renewable energy sector).  Mr. Allen holds undergraduate degrees in business and economics from San Jose State University, and received his law degree (J.D.) from the University of Wisconsin Law School.

Mr. Allen was added as a Director in Class I, with a term that expires at the Fund’s Annual Meeting in April of 2023.

The Fund reluctantly went along with Director Peggy L. Schmeltz’s decision to retire from the Board as of its recent Annual Meeting.   Ms. Schmeltz has served as a Director of the Fund since its inception in 1989, and has been a terrific asset to the Fund during that 32-year period.   Director Schmeltz intends to devote her time to her extensive family, and her work with her alma mater, Bowling Green State University.   The Fund wishes Peggy Schmeltz continued good health in a well-deserved retirement.

The Fund is a closed-end investment company that invests primarily in high quality growth companies. To learn more about the Fund, please go the Fund’s website:  www.eaglecapitalgrowthfund.com

If you have a question about the Fund, please contact David C. Sims, the Fund’s Chief Financial Officer and Chief Compliance Officer, at (414) 765-1107, or by e-mail to: dave@simscapital.com

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